Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	Analyst Inquiries	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 24, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES AGREEMENT TO SELL HILTON BURBANK AIRPORT

Chicago, IL – August 24, 2006 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced that the company has signed an agreement with Pyramid Hotel Opportunity Venture II LLC, to sell the Hilton Burbank Airport in Burbank, California, for $125 million, or $256,000 per room.

The 488-room property was projected to contribute approximately $10.1 million in EBITDA in 2006, resulting in a 12.4x EBITDA multiple on the sale. The transaction, subject to customary closing conditions, is anticipated to close in September 2006.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 19 properties with an aggregate of 9,607 rooms. For further information, please visit the company's website at http://www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the "Company"). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company's projections. Factors that may contribute to these differences include but are not limited to the following: satisfaction of all closing conditions; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market

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Strategic Hotels & Resorts

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areas; economic conditions generally and in the real estate market specifically; variation in foreign exchange rates; delays in construction and development; demand for hotel condominiums; marketing challenges associated with entering new lines of business; risks related to natural disaster; the pace and extent of recovery of the New Orleans economy and tourism industry; the successful collection of insurance proceeds and rehabilitation of the New Orleans property; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

Additional risks are discussed in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.